EXHIBIT 23.1

CONSENT OF STONEFIELD JOSEPHSON, INC., INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 14, 2010 with respect to the consolidated financial statements of NeoMagic Corporation for the years ended January 31, 2010 and January 25, 2009, included in the Annual Report on Form 10-K for the years then ended.

/s/ Stonefield Josephson, Inc.
San Francisco, California

June 15, 2010